Exhibit 99.1

                        NEWS RELEASE
January 8, 2001
                                For more information contact
                                        Kay Love, Dir., I.R.
                                              (405) 419-4919

         Advantage Marketing Systems, Inc. Acquires
    LifeScience Technologies Holdings and Its Affiliates

     OKLAHOMA CITY, OK - Advantage Marketing Systems, Inc. ("AMS") (AMM - AMEX) Chairman and CEO, John W. Hail, today announced that AMS acquired LifeScience Technologies Holdings Limited
Partnership, LifeScience Technologies Limited, LifeScience
Technologies of Japan, LST Fulfillment Limited Partnership and LifeScience Technologies of Canada, Inc. (collectively,
"LST") on January 4, 2001.

     LST, comprised of privately owned, direct selling companies, markets a line of scientifically researched and designed adaptogen, nutritional, personal care, weight management, and pet products. These products are the result of 45 years of research led by highly recognized scientist, Dr. Israel Brekhman, from the former Soviet Union. Dr. Brekhman's lifelong work was directed toward plants that possess remarkable attributes for naturally supporting human health. LST's most popular and largest selling products, Prime One and Brekhman's Gold, are unique anti-stress formulas that increase energy and stamina and strengthen the immune system.

     LST sales for the year 2000 were approximately
$7,000,000. The acquisition of LST gives AMS the exclusive worldwide distributorship of this proprietary product line and also provides AMS international expansion into Japan and Canada.

     The acquisition of LST adds 5,000 independent distributors to the AMS current distributor sales force of 80,000. The acquisition also expands the AMS product line which already consists of more than 100 natural nutritional supplements, weight management products, skin and hair care products and cosmetics based on herbal-based proprietary product formulations.

     For more information, visit the Company's web site at www.amsonline.com.

     AMS is listed on the American Stock Exchange under the trading symbol AMM.

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.